As filed with the Securities and Exchange Commission on November 7, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BMC Software, Inc.
(Exact name of registrant as specified in its charter)

Delaware	74-21226120
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
2101 CityWest Boulevard
Houston, Texas 77042-2827
(713) 918-8800
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
BMC Software, Inc. 2007 Incentive Plan
(Full title of the plan)
Denise M. Clolery
Senior Vice President, General Counsel & Secretary
BMC Software, Inc.
2101 CityWest Boulevard
Houston, Texas 77042-2827
(713) 918-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of each class of	Amount to be	Maximum offering	aggregate	Amount of
securities to be registered	Registered (1)	price per share(2)	offering price(2)	Registration Fee
Common Stock, par value $0.01 per share	15,506,269 shares	$33.245	$515,505,913	$15,826

(1)	An aggregate of 2,743,731 shares of Common Stock of the registrant were previously registered on Form S-8 and are being transferred from two of the registrant’s old employee incentive plans. A total of 2,685,127 shares are being transferred from the registrant’s 2000 Employee Stock Incentive Plan (Registration No. 333-44546) to the registrant’s 2007 Incentive Plan, and a total of 58,604 shares are being transferred from the registrant’s 2002 Employee Incentive Plan (Registration No. 333-100858) to the registrant’s 2007 Incentive Plan. Pursuant to Instruction E of Form S-8, post-effective amendments have been filed by the registrant to each of the prior registration statements to carry forward such shares and the associated filing fee paid with the registration of those shares.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices reported on the New York Stock Exchange on November 1, 2007.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities described in this prospectus are sold.
•	The description of our common stock contained in our registration statement on form 8-A, as filed with the SEC on August 25, 1988;

•	Our annual report on form 10-K for the fiscal year ended March 31, 2007;

•	Our quarterly report on form 10-Q for the quarterly period ended June 30, 2007;

•	Our quarterly report on form 10-Q for the quarterly period ended September 30, 2007; and

•	Our current reports on form 8-K dated June 19, 2007, July 26, 2007, July 30, 2007, September 26, 2007 and October 25, 2007.
Item 4. Description of Securities.
          Not Applicable.
Item 5. Interests of Named Experts and Counsel.
          Not Applicable.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law, Article SEVENTH of our Restated Certificate of Incorporation, Article VIII of our amended and restated bylaws and indemnification agreements entered into by us with our directors provide for the indemnification of our officers, directors, employees and agents under certain circumstances.
          Set forth below is Article SEVENTH of our Restated Certificate of Incorporation pertaining to indemnification of officers, directors, employees and agents and insurance:
          “SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.”
          Set forth below is Article VIII of our amended and restated bylaws:
“Section 8.1 Right to Indemnification.
          Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a

“proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was or has agreed to become a director or an officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is action alleged to have been taken or omitted in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving or having agreed to serve as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
Section 8.2 Right to Advancement of Expenses.
          In addition to the right to indemnification conferred in Section 8.1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 8.2 or otherwise.
Section 8.3 Right of Indemnitee to Bring Suit.
          If a claim under Section 8.1 or 8.2 is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be thirty (30) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standards of conduct for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.
Section 8.4 Non-Exclusivity of Rights.
          The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors or otherwise.

Section 8.5 Insurance.
          The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 8.6 Indemnification of Employees and Agents of the Corporation.
          The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
Section 8.7 Nature of Rights.
          The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
Section 8.8 Savings Clause.
          If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation, as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.
Section 8.9 Definition.
          For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the Board of Directors, after) the adoption of these Bylaws and which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.”
          In addition, we have entered into indemnification agreements with our directors and officers, under which we have agreed to indemnify such directors and officers in accordance with, and to the fullest extent permitted by, the Delaware General Corporation Law, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any proceeding in which the indemnitee was or is made a party or was or is involved by reason of the fact that the indemnitee is or was a director.
          We have also purchased liability insurance policies covering our directors and officers.
Item 7. Exemption from Registration Claimed.
          Not Applicable.
Item 8. Exhibits.

3.1	—	Restated Certificate of Incorporation of the Company; incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (Registration No. 33-22892).

3.2	—	Certificate of Amendment of Restated Certificate of Incorporation; incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended March 31, 1997.

3.3	—	Certificate of Amendment of Restated Certificate of Incorporation filed November 30, 1999; incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2002.

3.4	—	Amended and Restated Bylaws of the Company; incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003.

4.1	—	Specimen Common Stock certificate; incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 Registration Statement No. 33-22892.

4.2	—	2007 Incentive Plan; incorporated by reference to Exhibit 10.23 to the Company’s Current Report on Form 8-K dated June 15, 2007.

5.1	—	Opinion of Christopher C. Chaffin

23.1	—	Consent of Independent Registered Public Accounting Firm

23.1	—	Consent of Christopher C. Chaffin (contained in Exhibit 5.1 hereto)

24.1	—	Powers of Attorney (included on the signature page to this Registration Statement)
Item 9. Undertakings.
          The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 7th day of November, 2007.

BMC SOFTWARE, INC.
By: /s/ CHRISTOPHER C. CHAFFIN
Christopher C. Chaffin
Senior Legal Counsel & Assistant Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Denise M. Clolery and Christopher C. Chaffin, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ B. GARLAND CUPP B. Garland Cupp	Chairman of the Board	November 7, 2007

/s/ ROBERT E. BEAUCHAMP Robert E. Beauchamp	President and Chief Executive Officer and Director	November 7, 2007

/s/ STEPHEN B. SOLCHER Stephen B. Solcher	Senior Vice President and Chief Financial Officer	November 7, 2007

/s/ T. CORY BLEUER T. Cory Bleuer	Vice President, Controller & Chief Accounting Officer	November 7, 2007

/s/ JON E. BARFIELD Jon E. Barfield	Director	November 7, 2007

/s/ GARY L. BLOOM Gary L. Bloom	Director	November 7, 2007

/s/ MELDON K. GAFNER Meldon K. Gafner	Director	November 7, 2007

/s/ L. W. GRAY L.W. Gray	Director	November 7, 2007

Signature	Title	Date

/s/ P. THOMAS JENKINS P. Thomas Jenkins	Director	November 7, 2007

/s/ KATHLEEN A. O’NEIL Kathleen A. O’Neil	Director	November 7, 2007

/s/ GEORGE F. RAYMOND George F. Raymond	Director	November 7, 2007

/s/ THOMAS J. SMACH Thomas J. Smach	Director	November 7, 2007

/s/ TOM C. TINSLEY Tom C. Tinsley	Director	November 7, 2007

INDEX TO EXHIBITS

3.1	—	Restated Certificate of Incorporation of the Company; incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (Registration No. 33-22892).

3.2	—	Certificate of Amendment of Restated Certificate of Incorporation; incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended March 31, 1997.

3.3	—	Certificate of Amendment of Restated Certificate of Incorporation filed November 30, 1999; incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2002.

3.4	—	Amended and Restated Bylaws of the Company; incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003.

4.1	—	Specimen Common Stock certificate; incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 Registration Statement No. 33-22892.

4.2	—	2007 Incentive Plan; incorporated by reference to Exhibit 10.23 to the Company’s Current Report on Form 8-K dated June 15, 2007.

5.1	—	Opinion of Christopher C. Chaffin

23.1	—	Consent of Independent Registered Public Accounting Firm

23.1	—	Consent of Christopher C. Chaffin (contained in Exhibit 5.1 hereto)

24.1	—	Powers of Attorney (included on the signature page to this Registration Statement)